SULLIVAN BROADCASTING COMPANY, INC.
(IN THOUSANDS)                                                     EXHIBIT 12.1

                                                      1993          1994          1995          1996          1997
                                                    ========      ========      ========      ========      ========
EARNINGS:
  Income (Loss) before provision for
   income taxes, effect of
   accounting change and
   extraordinary item                               (2,595)         7,878        17,581        (25,151)      (14,499)

FIXED CHARGES:
  Interest expense, including
   amortization of debt discount and
   deferred debt issuance costs                     17,648         18,587        17,777         34,411        35,057

INTEREST COMPONENT OF RENTAL EXPENSE:
  30% of rent expense                                  187            191           207            225           207
                                                   -------        -------       -------        -------       -------
TOTAL FIXED CHARGES                                 17,835         18,778        17,984         34,636        35,264
                                                   =======        =======       =======        =======       =======
EARNINGS                                            15,240         26,656        35,565          9,485        20,765
                                                   =======        =======       =======        =======       =======
RATIO OF EARNINGS TO FIXED CHARGES                      -             1.4           2.0             -             -
                                                   =======        =======       =======        =======       =======
DEFICIT OF EARNINGS TO FIXED CHARGES                (2,595)            -             -         (25,151)      (14,499)
                                                   =======        =======       =======        =======       =======


SULLIVAN BROADCAST HOLDINGS, INC.
(IN THOUSANDS)

                                                      1993          1994          1995          1996          1997
                                                    ========      ========      ========      ========      ========
EARNINGS:
  Income (Loss) before provision for
   income taxes, effect of
   accounting change and
   extraordinary item                               (2,595)         7,878        17,581        (32,446)      (19,725)

FIXED CHARGES:
  Interest expense, including
   amortization of debt discount and
   deferred debt issuance costs                     17,648         18,587        17,777         41,187        40,711

INTEREST COMPONENT OF RENTAL EXPENSE:
  30% of rent expense                                  187            191           207            225           207
                                                   -------        -------       -------        -------       -------
TOTAL FIXED CHARGES                                 17,835         18,778        17,984         41,412        40,918
                                                   =======        =======       =======        =======       =======
EARNINGS                                            15,240         26,656        35,565          8,966        21,193
                                                   =======        =======       =======        =======       =======
RATIO OF EARNINGS TO FIXED CHARGES                      -             1.4           2.0             -             -
                                                   =======        =======       =======        =======       =======
DEFICIT OF EARNINGS TO FIXED CHARGES                (2,595)            -             -         (32,446)      (19,725)
                                                   =======        =======       =======        =======       =======

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